      As filed with the Securities and Exchange Commission on December 30, 1998
                                               Registration No. 333-___________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                       LIGAND PHARMACEUTICALS INCORPORATED
             (Exact name of registrant as specified in its charter)

               DELAWARE                                   77-0160744
     (State or other jurisdiction                        (IRS Employer
   of incorporation or organization)                  Identification No.)

                           10275 SCIENCE CENTER DRIVE
                           SAN DIEGO, CALIFORNIA 92121
               (Address of principal executive offices) (Zip Code)

                                ----------------

                      1992 STOCK OPTION/STOCK ISSUANCE PLAN
                        1992 EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plans)

                                ----------------

                                DAVID E. ROBINSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       LIGAND PHARMACEUTICALS INCORPORATED
             10275 SCIENCE CENTER DRIVE, SAN DIEGO, CALIFORNIA 92121
                     (Name and address of agent for service)
                                 (619) 535-3900
          (Telephone number, including area code, of agent for service)

                                ----------------

                         CALCULATION OF REGISTRATION FEE


                                                                     Proposed         Proposed
             Title of                                                 Maximum          Maximum
            Securities                           Amount              Offering         Aggregate        Amount of
             to be                                to be                Price          Offering        Registration
           Registered                        Registered (1)          per Share          Price             Fee
-----------------------------               --------------         ------------      ------------     ------------
1992 Stock Option/
Stock Issuance Plan

Common Stock, par value $.001               785,000 shares           $10.50(2)      $8,242,500   (2)    $2,291.42
                                                                     ------         ----------          ---------
1992 Employee Stock
Purchase Plan

Common Stock, par value $.001               24,500 shares            $10.50(2)      $  257,250   (2)    $   71.52
                                                                     ------         ----------          ---------
Selling Stockholders

Common Stock, par value $.001               29,079 shares(3)         $10.50(2)      $  305,329.50(2)    $   84.88
                                                                     ------         -------------       ---------
                                                                                                        $2,447.82


-----------------------

(1) This Registration Statement shall also cover any additional shares of Registrant's Common Stock which become issuable under the 1992 Stock Option/Stock Issuance Plan and the 1992 Employee Stock Purchase Plan, or which become issuable to the Selling Stockholders, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration and which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Calculated solely for purposes of this offering under Rule 457(h) and 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Registrant's Common Stock on December 24, 1998, as reported by the Nasdaq National Market.

(3) Such shares are being registered for the convenience of certain Selling Stockholders and any donees or pledgees to whom they may subsequently transfer the shares. The Selling Stockholders have informed the Company that they have no present intent to sell these shares at this time.

                                  29,079 SHARES

                       LIGAND PHARMACEUTICALS INCORPORATED

                                  COMMON STOCK

                                ($.001 PAR VALUE)

        This prospectus relates to the public offering, which is not being underwritten, of up to 29,079 shares of our common stock which some of our current stockholders hold.

        The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

        Our common stock is quoted on the Nasdaq National Market under the symbol "LGND." On December 28, 1998, the average of the high and low price for our common stock was $11.00.


                               -------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

                The date of this Prospectus is December 30, 1998

                                TABLE OF CONTENTS



                                                                        PAGE
                                                                        ----
WHERE YOU CAN FIND MORE INFORMATION.......................................3

DOCUMENTS WE ARE INCORPORATING BY REFERENCE...............................3

THE COMPANY...............................................................4

RISKS AND UNCERTAINTIES...................................................4

SELLING STOCKHOLDERS.....................................................13

PLAN OF DISTRIBUTION.....................................................14

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we have on file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information about the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.


                   DOCUMENTS WE ARE INCORPORATING BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:


        (a) Our Annual Report on Form 10-K for the year ended December 31, 1997, filed March 31, 1998;

        (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, filed on May 15, 1998, August 14, 1998 and November 16, 1998;

        (c) Our Current Reports on Form 8-K filed August 25, 1998 and September 25, 1998; and

        (d) The description of our common stock which we have included in our registration statement on Form 8-A filed November 21, 1994, including any amendments or reports we file to update such description.

        (e) The description of our Preferred Shares Rights Agreement contained in our registration statement on Form 8-A filed September 30, 1996 and as amended by Amendment No. 1 on Form 8-A and Amendment No. 2 on Form 8-A filed on November 10, 1998 and December 24, 1998, respectively, relating to the rights to purchase our Series A Participating Preferred Stock, including any amendments or reports we file to update such description.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:


                                  Ligand Pharmaceuticals Incorporated
                                  10275 Science Center Drive
                                  San Diego, California 92121
                                  Attn:  Secretary
                                  (619) 535-3900

        You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of this document.

                                   THE COMPANY

        Our principal executive offices are located at 10275 Science Center Drive, San Diego, California 92121. Our telephone number is (619) 535-3900.


                             RISKS AND UNCERTAINTIES

        The following is a summary description of some of the many risks we face in our business. You should carefully review these risks in evaluating our business and the businesses of our subsidiaries: Glycomed, Inc., Seragen, Inc., Ligand Pharmaceuticals (Canada) Incorporated and Allergan Ligand Retinoid Therapeutics, Inc. You should also consider the other information set forth in this prospectus before you decide whether to invest.

UNCERTAINTY OF OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION

        We were founded in 1987 and have not generated any revenues from the sale of products that we or our collaborative partners have developed. To become profitable, we must successfully develop, clinically test, market and sell our products. We do not expect that any products resulting from our product development efforts or the efforts of our collaborative partners will be available for sale until after the end of the 1998 calendar year, if at all. For instance, the Food and Drug Administration, commonly known as the FDA, or other foreign authorities may not approve ONTAK(TM), Panretin Gel(TM), Morphelan(TM) or any of our other potential products in a timely manner or at all. If we do not receive such approvals, our business could be adversely affected.

        Most of our products will require extensive additional development, including preclinical testing and clinical trials, as well as regulatory approvals, before we can market them. There are many reasons that we may fail in our efforts to develop our potential products, including the possibility that:

                - we may discover during preclinical testing or clinical trials that they are ineffective or cause harmful side effects,

                - the products may fail to receive necessary regulatory approvals from the FDA or other foreign authorities in a timely manner or at all,

                - we may fail to produce the products, if approved, in commercial quantities or at reasonable costs, or

                - the proprietary rights of other parties may prevent us from marketing the products.

        We also will rely, at least initially, on another company to distribute any of our products that are approved and have just recently begun to develop a sales force. Therefore, even if our potential products are approved for marketing, we still may not be able to successfully market the products in the territories chosen for marketing.

UNCERTAINTY OF OUR IR AND STAT TECHNOLOGY

        To date, we have dedicated most of our resources to the research and development of potential drugs based upon our expertise in what we refer to as our "IR" and "STATs" technologies. IRs are hormone-activated intracellular receptors that play key roles in many diseases, including certain cancers, women's health and inflammatory disorders, and cardiovascular, metabolic and skin diseases. STATs are cytokine-activated signal transducers and activators of transcription that similarly influence many biological processes, including cancer, metabolic diseases, inflammation and blood cell formation. Even though certain marketed drugs act through IRs, some aspects of our IR technologies have not been used to produce marketed products. In addition, we are not aware of any drugs that have been developed and successfully commercialized that interact directly with STATs. Much remains to be learned about the location and function of IRs and STATs. If we are unable to apply our IR and STAT technologies to the development of our potential products, our business could be adversely affected.

UNCERTAINTIES RELATED TO REGULATORY REVIEW OF OUR ONTAK, PANRETIN GEL AND MORPHELAN PRODUCTS

        Generally, only a small percentage of new drugs are approved for sale. Moreover, if regulatory approval of a product is granted, the approval may limit the uses for which we may market the product. The FDA or other foreign authorities also may condition their approvals on our performance of additional clinical trials or other requirements. Even if regulatory approval is obtained, we will be subject to continual review by these authorities. If the FDA or foreign authorities discover any new problems with one of our products, they may further restrict the product's uses or require us to withdraw the product from the market. Also, before marketing any products, we must finalize labeling requirements and satisfy the regulatory authorities that all manufacturing facilities meet regulatory requirements.

        We cannot be certain that the FDA will approve our ONTAK and Panretin Gel products in a timely manner, and we do not expect that these products will be available for sale until after the end of the 1998 calendar year, if at all. In November 1998, the FDA issued an "approvable" letter for Panretin Gel, a gel product for the treatment of certain lesions in patients with AIDS-related Kaposi's sarcoma. Before we receive the FDA's final approval for Panretin, we must submit additional information about Panretin Gel to the FDA and agree with the FDA about labeling.

        In December 1997, our subsidiary, Seragen, Inc., applied to the FDA for clearance to market ONTAK. ONTAK is a molecule Seragen developed for the treatment of patients with certain advanced forms of lymphoma who have received previous treatment with other drugs. On June 2, 1998, we announced that an FDA advisory committee had voted favorably on questions the FDA asked the committee to consider about the safety and effectiveness of ONTAK. The committee also recommended that treating physicians should decide the appropriate doses within a prescribed dose range.

        On June 9, 1998, an FDA division issued a letter concerning Seragen's application for ONTAK that summarized the application's deficiencies and described the actions necessary to obtain approval. The letter tolled the six-month period within which the FDA must review the application until Seragen addresses all of the deficiencies noted in the letter. The letter identified certain deficiencies related to safety, effectiveness, manufacturing and product characterization. Seragen believes it addressed and responded to the issues set out in the letter and is waiting for final FDA action. Before Seragen receives the FDA's final approval for ONTAK, however, Seragen may need to submit additional information about ONTAK to the FDA and agree with the FDA about labeling.

        In addition, Elan Corporation, plc, has licensed to us the right to sell and license Morphelan in the United States and Canada for cancer and HIV pain management uses. Morphelan is currently undergoing clinical trials. Under the agreement granting us rights to Morphelan, both we and Elan must provide clinical data to support a new drug application to be filed with the FDA for Morphelan. Elan, however, is ultimately responsible for filing and prosecuting the application for Morphelan.

        We may not obtain the FDA's final approval for ONTAK, Panretin Gel or Morphelan in a timely manner. Our short-term future financial results and the price of our common stock depend on the timely receipt of approvals to market these products as well as our ability to successfully commercialize these products. If we do not receive the required regulatory approvals on a timely basis, our business and the trading price of our common stock could be adversely affected.

OUR HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT

        We have incurred significant losses since our inception in 1987. At September 30, 1998, our accumulated deficit was approximately $355.0 million. To date, we have received almost all of our revenues from our collaborative arrangements. We expect to incur additional losses as we continue our research and development, testing and regulatory activities and as we establish manufacturing and marketing capabilities.

OUR FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FUNDING

        Our drug development programs require substantial capital expenses, including expenses to:

                - conduct research, preclinical testing and clinical trials,

                - establish pilot scale and commercial scale manufacturing processes and facilities, and

                - establish and develop quality control, regulatory, marketing, sales and administrative capabilities.

Our future capital needs will depend on many factors, including:

                - the pace of scientific progress in our research and development programs and the magnitude of these programs,

                - the scope and results of preclinical testing and clinical trials,

                - the time and costs involved in obtaining regulatory approvals,

                - the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims,

                -       competing technological and market developments,

                -       our ability to establish additional collaborations,

                -       changes in our existing collaborations,

                -       the cost of manufacturing scale-up, and

                -       the effectiveness of our commercialization activities.

        To date, we have not generated any revenue from the sales of products we or our collaborative partners have developed. We may not be able to successfully develop, manufacture or market any products or ever achieve profitability. Moreover, even if we achieve profitability, we cannot predict the level of that profitability. We expect that our operating results will fluctuate from quarter to quarter as a result of differences in when we incur expenses and receive revenues from collaborative arrangements and other sources. Some of these fluctuations may be significant. We believe that our existing sources of funding will be adequate to satisfy our anticipated capital needs through 1999.

        One of our subsidiaries, Glycomed, Inc., is obligated to make payments under certain debentures in the total principal amount of $50.0 million. The debentures bear interest at a rate of 7 1/2% per annum and are due in 2003. Glycomed may not have the funds necessary to pay the interest on and the principal of these debentures when due. If Glycomed does not have adequate funds, it will be forced to refinance the debentures and may not be successful in doing so. In addition, in November 1998, we issued notes with a total issue price of $40.0 million to Elan Corporation, plc. Glycomed's failure to make payments when due under its debentures would cause us to default under the notes we have issued or may issue to Elan.

        We have incurred losses since our inception and do not expect to generate positive cash flow to fund our operations for the 1999 calendar year and perhaps for one or more subsequent years. As a result, we may need to complete additional equity or debt financings in the near future to fund our operations. These financings may not be available on acceptable terms. In addition, these financings, if completed, still may not meet our capital needs and could result in substantial dilution to our stockholders. For instance, the notes we issued to Elan are convertible into common stock at the option of Elan, subject to some limitations. In addition, we may issue additional notes to Elan with up to a total issue price of $70.0 million, which also would be convertible into common stock. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our drug development programs. Alternatively, we may be forced to attempt to continue development by entering into arrangements with collaborative partners or others that require us to relinquish some or all of our rights to certain technologies or drug candidates that we would not otherwise relinquish. Our inability to obtain additional financing or to satisfy our obligations or the obligations of our subsidiaries under outstanding indebtedness could adversely affect our business.

UNCERTAINTIES RELATED TO OUR CLINICAL TRIALS

        Before we obtain the approvals necessary to sell any of our potential products, we must show through preclinical studies and clinical trials that each product is safe and effective. The clinical trials process is complex and uncertain. The results of preclinical studies and initial clinical trials may not necessarily predict the results from later large-scale clinical trials. In addition, clinical trials may not demonstrate a product's safety and effectiveness to the satisfaction of the regulatory authorities. A number of companies have suffered significant setbacks in advanced clinical trials or in seeking regulatory approvals, despite promising results in earlier trials. Our failure to show any product's safety and effectiveness would delay or prevent regulatory approval of the product and could adversely affect our business. The FDA may also require additional clinical trials, which could be expensive and time-consuming.

        The rate at which we complete our clinical trials depends on many factors, including our ability to obtain adequate clinical supplies and patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites and the eligibility criteria for the trial. Delays in patient enrollment may result in increased costs and longer development times. In addition, some of our collaborative partners have rights to control product development and clinical programs for products developed under the collaborations. As a result, these collaborators may conduct these programs more slowly or in a different manner than we had expected. Even if clinical trials are completed, we or our collaborative partners still may not apply for FDA approval in a timely manner or the FDA still may not grant approval.

OUR RELIANCE ON COLLABORATIVE RELATIONSHIPS

        Our strategy for developing and commercializing many of our potential products includes entering into collaborations with corporate partners, licensors, licensees and others. To date, we have entered into collaborations with Eli Lilly and Company, SmithKline Beecham plc, American Home Products Corporation, Abbott Laboratories, Sankyo Company, Ltd., Glaxo-Wellcome, plc, Allergan, Inc. and Pfizer Inc. These collaborations provide us with funding and research and development resources for potential products for the treatment or control of metabolic diseases, hematopoiesis, women's health disorders, inflammation, cardiovascular disease, cancer and skin disease, and osteoporosis. These agreements also give our collaborative partners significant discretion when deciding whether or not to pursue any development program. We cannot be certain that our collaborations will continue or be successful.

        In addition, our collaborators may develop drugs, either alone or with others, that compete with the types of drugs they currently are developing with us. This would result in less support and increased competition for our programs. If products are approved for marketing under our collaborative programs, any revenues we receive will depend on the manufacturing, marketing and sales efforts of our collaborators, who generally retain commercialization rights under the collaborative agreements. Our current collaborators also generally have the right to terminate their collaborations under certain circumstances. If any of our collaborative partners breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully, our product development under these agreements will be delayed or terminated. The delay or termination of any of the collaborations could adversely affect our business.

        We may have disputes in the future with our collaborators, including disputes concerning who owns the rights to any technology developed. For instance, we were involved in litigation with Pfizer, Inc., which we settled in April 1996, concerning our right to milestones and royalities based on the development and commercialization of droloxifene. These and other possible disagreements between us and our collaborators could delay our ability and the ability of our collaborators to achieve milestones or our receipt of other payments. In addition, any disagreements could delay, interrupt or terminate the collaborative research, development and commercialization of certain potential products, or could result in litigation or arbitration. The occurrence of any of these problems could be time-consuming and expensive and could adversely affect our business.

UNCERTAINTY OF OUR PATENT PROTECTION AND DEPENDENCE ON PROPRIETARY TECHNOLOGY

        Our success will depend on our ability and the ability of our licensors to obtain and maintain patents and proprietary rights for our potential products and to avoid infringing the proprietary rights of others, both in the

United States and in foreign countries. We own or have exclusive rights to more than 130 currently pending patent applications in the United States relating to our technology and/or potential products, as well as similar foreign applications in many countries. Patents may not be issued from any of these applications or, if issued, may not provide sufficient protection. In addition, if we breach our licenses, we may lose rights to important technology and potential products.

        Our patent position, like that of many pharmaceutical companies, is uncertain and involves complex legal and technical questions for which important legal principles are unresolved. We may not develop or obtain rights to products or processes that are patentable. Even if we do obtain patents, they may not adequately protect the technology we own or have licensed. In addition, others may challenge, seek to invalidate, infringe or circumvent any patents we own or license, and rights we receive under those patents may not provide competitive advantages to us. Further, the manufacture, use or sale of our products may infringe the patent rights of others.

        Several drug companies and research and academic institutions have developed technologies, filed patent applications or received patents for technologies that may be related to our business. Others have filed patent applications and received patents that conflict with patents or patent applications we have licensed for our use, either by claiming the same methods or compounds or by claiming methods or compounds that could dominate those licensed to us. In addition, we may not be aware of all patents or patent applications that may impact our ability to make, use or sell any of our potential products. For example, United States patent applications are confidential while pending in the Patent and Trademark Office, and patent applications filed in foreign countries are often first published six months or more after filing. Any conflicts resulting from the patent rights of others could significantly reduce the coverage of our patents and limit our ability to obtain meaningful patent protection. If other companies obtain patents with conflicting claims, we may be required to obtain licenses to those patents or to develop or obtain alternative technology. We may not be able to obtain any such license on acceptable terms or at all. Any failure to obtain such licenses could delay or prevent us from pursuing the development or commercialization of our potential products, which would adversely affect our business.

        We have had and will continue to have discussions with our current and potential collaborators regarding the scope and validity of our patent and other proprietary rights. If a collaborator or other party successfully establishes that our patent rights are invalid, we may not be able to continue our existing collaborations beyond their expiration. Any determination that our patent rights are invalid also could encourage our collaborators to terminate their agreements where contractually permitted. Such a determination could also adversely affect our ability to enter into new collaborations.

        We may also need to initiate litigation, which could be time-consuming and expensive, to enforce our proprietary rights or to determine the scope and validity of others' rights. If litigation results, a court may find our patents or those of our licensors invalid or may find that we have infringed on a competitor's rights. If any of our competitors have filed patent applications in the United States which claim technology we also have invented, the Patent and Trademark Office may require us to participate in expensive interference proceedings to determine who has the right to a patent for the technology.

        We have learned that Hoffman LaRoche, Inc. has received a United States patent and has made patent filings in foreign countries that relate to our Panretin capsules and gel products. We filed a patent application with an earlier filing date than Hoffman LaRoche's patent, which we believe is broader than, but overlaps in part with, Hoffman LaRoche's patent. We currently are investigating the scope and validity of Hoffman LaRoche's patent to determine its impact upon our products. The Patent and Trademark Office has informed us that the overlapping claims are patentable to us and has initiated a proceeding to determine whether we or Hoffman LaRoche are entitled to a patent. We may not receive a favorable outcome in the proceeding. In addition, the proceeding may delay the Patent and Trademark Office's decision regarding our earlier application. While we believe that the Hoffman LaRoche patent does not cover the use of Panretin capsules and gel for most of our planned uses, if we do not prevail, the Hoffman LaRoche patent might block our use of Panretin capsules and gel in certain cancers.

        We also rely on unpatented trade secrets and know-how to protect and maintain our competitive position. We require our employees, consultants, collaborators and others to sign confidentiality agreements when they begin their relationship with us. These agreements may be breached and we may not have adequate remedies for any breach. In addition, our competitors may independently discover our trade secrets. Any of these actions might adversely affect our business.

OUR LACK OF MANUFACTURING CAPABILITY AND RELIANCE ON THIRD-PARTY MANUFACTURERS

        To be successful, we will need to manufacture our products, either directly or through others, in commercial quantities, in compliance with regulatory requirements and at acceptable cost. We currently have no manufacturing facilities and rely on others for clinical or commercial production of our potential products. If we are unable to develop our own facilities or contract with others for manufacturing services, our ability to conduct preclinical testing and human clinical trials will be adversely affected. This in turn could delay our submission of products for regulatory approval and our initiation of new development programs. In addition, although other companies have manufactured drugs acting through IRs and STATs on a commercial scale, we may not be able to do so at costs or in quantities to make marketable products. Any of these events would adversely affect our business.

        Our manufacturing process also may be susceptible to contamination, which could cause the affected manufacturing facility to close until the contamination is identified and remediated. In addition, problems with equipment failure or operator error also could cause delays. Any extended and unplanned manufacturing shutdowns could be expensive and could result in inventory and product shortages.

        Under a service agreement which expires January 31, 1999, our subsidiary, Seragen, Inc., depends on Marathon Biopharmaceuticals, LLC to provide certain services relating to product research, development, manufacturing, clinical trials, quality control and quality assurance. Under the terms of the service agreement, Seragen must reimburse Marathon, or an affiliate of Marathon, for any annual losses that exceed $9.0 million. If Seragen fails to comply with the payment or any other terms in the service agreement, our business could be adversely affected. In addition, neither Seragen nor Marathon previously have engaged in large-scale manufacturing.

OUR LIMITED SALES AND MARKETING CAPABILITY

        Developing the sales force to market and sell products is a difficult, expensive and time-consuming process. To market any of our products directly, we will need to develop a marketing and sales force with technical expertise and distribution capability or contract with other companies with distribution systems and direct sales forces. We have only recently begun to develop a sales force and will, at least initially, rely on another company to distribute any of our products that are approved. The distributor will be responsible for providing many marketing support services, including customer service, order entry, shipping and billing, and customer reimbursement assistance. In addition, in Canada we are the sole distributor of two cancer products other companies have developed. We may not be able to continue to establish and maintain the necessary sales and marketing capabilities. To the extent we enter into co-promotion or other licensing arrangements, any revenues we receive will depend on the marketing efforts of others, which may or may not be successful. Our failure to establish a sales force, either directly or through others, could adversely affect our business.

SUBSTANTIAL COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE

        Some of the drugs that we are developing will compete with existing treatments. In addition, several companies are developing new drugs that target the same diseases that we are targeting and are taking IR-related and STAT-related approaches to drug development. Many of our existing or potential competitors, particularly large drug companies, have greater financial, technical and human resources than us and may be better equipped to develop, manufacture and market products. Many of these companies also have extensive experience in preclinical testing and human clinical trials, obtaining FDA and other regulatory approvals and manufacturing and marketing pharmaceutical products. In addition, academic institutions, governmental agencies and other public and private research organizations are developing products that may compete with the products we are developing. These institutions are becoming more aware of the commercial value of their findings and are seeking patent protection and licensing arrangements to collect payments for the use of their technologies. These institutions also may market competitive products on their own or through joint ventures and will compete with us in recruiting highly qualified scientific personnel. Any of these companies, academic institutions, government agencies or research organizations may develop and introduce products and processes that compete with or are better than ours. As a result, our products may become noncompetitive or obsolete.

        The products we are developing target a broad range of markets. Our ability to compete will depend on the uses for which our products are developed and ultimately approved by regulatory authorities. For some of our potential products, an important factor in competition may be the timing of market introduction. Important competitive factors include the speed at which we develop products, complete the clinical trials and regulatory approval processes, and commercialize the products. In addition, we expect that competition among products approved for sale will be based on product safety, effectiveness, reliability, availability, price and patent position. Our competitive position also will depend on whether we can attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes, and secure sufficient capital resources.

EXTENSIVE GOVERNMENT REGULATION AND NO ASSURANCE OF REGULATORY APPROVAL

        The FDA and foreign regulatory authorities require rigorous preclinical testing, clinical trials and other approval procedures for human pharmaceutical products. Numerous regulations also govern the manufacturing, safety, labeling, storage, record keeping, reporting and marketing of these products. The requirements vary widely from country to country, and the time required to complete preclinical testing and clinical trials and to obtain regulatory approval is uncertain. These processes can take many years and require the expenditure of substantial resources. If we replace a compound in testing with a modified compound, it may extend the development period. In addition, we may encounter delays or rejections based upon changes in FDA policy during the period of product development and FDA review. We also may encounter similar delays in other countries.

        Even after expending time and funds, we still may not receive regulatory approval for any products we develop. Moreover, before receiving FDA or foreign authority approval to market our products, we may be required to demonstrate that our products represent better or more cost-effective forms of treatment than existing treatments. If the FDA or foreign regulatory authorities grant approval of a product, the approval may impose limitations on the uses for which we may market the product. Further, even if we obtain regulatory approval, we will be subject to continual review and periodic inspections. If the FDA or foreign regulatory authorities discover new problems with a product, they may impose additional restrictions or require us to withdraw the product from the market.

OUR DEPENDENCE ON THIRD-PARTY REIMBURSEMENT AND HEALTH CARE REFORM

        The efforts of governments and third party payors to contain or reduce the cost of health care will continue to affect the business and financial condition of drug companies. A number of legislative and regulatory proposals to change the health care system have been discussed in recent years. In addition, an increasing emphasis on managed care in the United States has and will continue to increase pressure on drug pricing. While we cannot predict whether legislative or regulatory proposals will be adopted or what effect those proposals or managed care efforts may have on our business, the announcement and/or adoption of such proposals or efforts could adversely affect our profit margins and business.

        Sales of prescription drugs depend significantly on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. These third party payors frequently require drug companies to provide predetermined discounts from list prices, and they are increasingly challenging the prices charged for medical products and services. If we succeed in bringing one or more products to the market, these products may not be considered cost-effective and reimbursement to the consumer may not be available or sufficient to allow us to sell our products on a competitive basis.

OUR PRODUCT LIABILITY AND INSURANCE RISKS

        Our business exposes us to potential product liability risks. Some of the compounds we are investigating may be harmful to humans. For example, retinoids as a class are known to contain compounds which can cause birth defects. We have arranged to increase our product liability insurance coverage in connection with the planned launch of two of our potential products; however, we may not be able to maintain our insurance on acceptable terms, or our insurance may not provide adequate protection in the case of a product liability claim. We expect to purchase additional insurance when more of our products progress to a later stage of development and if we license any rights to use later-stage products in the future. To the extent that product liability insurance, if available, does not cover potential claims, we will be required to self-insure the risks associated with such claims. A successful product liability claim or series of claims brought against us could adversely affect our business.

OUR DEPENDENCE ON KEY EMPLOYEES

        We depend on our key scientific and management staff, the loss of whose services could adversely affect our business. Furthermore, we are currently experiencing a period of rapid growth which requires us to hire many new scientific, management and operational personnel. Accordingly, recruiting and retaining qualified management, operations and scientific personnel to perform research and development work also is critical to our success. Although we believe we will successfully attract and retain the necessary personnel, we may not be able to attract and retain such personnel on acceptable terms given the competition among numerous drug companies, universities and other research institutions for such personnel.

OUR USE OF HAZARDOUS MATERIALS

        In connection with our research and development activities, we handle hazardous materials, chemicals and various radioactive compounds. For example, as we previously mentioned, retinoids as a class are known to contain compounds which can cause birth defects. Although we believe that our current safety procedures for handling and disposing of such materials comply with the federal and state standards, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of any accident, we could be held liable for any damages that result, which could be significant. In addition, we may incur substantial costs to comply with environmental regulations. Any of these events could adversely affect our business.

VOLATILITY OF OUR STOCK PRICE

        The market prices and trading volumes for our securities, and the securities of emerging companies like us, have historically been highly volatile and have experienced significant fluctuations unrelated to operating performance. Future announcements concerning us or our competitors may impact the market price of our common stock. These announcements might include the results of research, development testing, technological innovations, new commercial products, government regulation, receipt of regulatory approvals by competitors, our failure to receive regulatory approvals, developments concerning proprietary rights, litigation or public concern about the safety of the products.

ABSENCE OF CASH DIVIDENDS

        We have not paid any cash dividends on our common stock to date, and we do not anticipate paying cash dividends in the foreseeable future.

EFFECT OF OUR SHAREHOLDER RIGHTS PLAN AND CERTAIN ANTI-TAKEOVER PROVISIONS

         In September 1996, our board of directors adopted a preferred shares rights plan which provides for a distribution of one preferred share purchase right for each outstanding share of our common stock. Each preferred share purchase right entitles our stockholders to buy 1/1000th of a share of our Series A Participating Preferred Stock at a purchase price of $100. In addition, depending on the circumstance, the purchase rights may become exercisable for a number of common shares having a value equal to two times the purchase price and/or common stock of certain acquiring companies having a value equal to two times the purchase price. The purchase rights become exercisable after any person announces their intent to or acquires 20% or more of our common stock. We are entitled to buy back the purchase rights at a price of $0.01 per right at any time before the earlier of ten days following the acquisition and September 13, 2006. In connection with our transactions with Elan Corporation, plc, we amended our rights plan to exclude Elan's ownership of our securities, in certain circumstances, from the operation of the plan.

        Our certificate of incorporation requires the holders of 66 2/3% of our voting stock to approve certain mergers or other business transactions with any holder of 15% or more of our voting stock, except in cases where our directors approve the transaction or minimum price criteria and other procedural requirements are met. In addition, our bylaws require that any action that our stockholders are required or permitted to take be taken at a duly called annual or special stockholders meeting and not by any consent in writing. Our bylaws further provide that only our board of directors, chairman of the board or president or persons holding at least 10% of our outstanding common stock may call a special stockholders' meeting. Our bylaws also require that our stockholders give us advance notice of any director nominations or other business they intend to raise at any stockholders meeting and require the vote of holders of 66 2/3% of our voting stock to amend certain bylaw provisions.

        The provisions contained in our rights plan, certificate of incorporation and bylaws may discourage transactions involving an actual or potential change in our ownership, including transactions in which our stockholders might otherwise receive a premium for their shares over then-current market prices. These provisions also may limit the ability of our stockholders to approve transactions that they may deem to be in their best interests. In addition, our board of directors may issue shares of preferred stock without action by our stockholders. Such issuances may have the effect of delaying or preventing a change in our ownership.


YEAR 2000 COMPLIANCE


        Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies may need to upgrade or replace their software and computer systems to comply with such "Year 2000" requirements. The impact of the Year 2000 issue may affect other systems that utilize imbedded computer chip technology, including, but not limited to, building controls, security systems or laboratory equipment. It may also impact the ability to obtain products or services if the provider encounters and fails to resolve "Year 2000" related problems.

        We have established an active program to identify and resolve Year 2000 related issues. This program includes the review and assessment of information technology and non-information technology systems, as well as third parties with which we have a material relationship. This program consists of four phases: inventory, risk assessment, problem validation, and problem resolution. The inventory phase identified potential risks we face. They include, but are not limited to, computer software, computer hardware, telecommunications systems, laboratory equipment, facilities systems (security, environment control, alarm), service providers (contract research organizations, consultants, product distribution), and other third parties. The risk assessment phase categorized and prioritized each risk by its potential impact. The problem validation phase tests each potential risk, according to priority, to determine if an action risk exists. In the case of critical third parties, this step will include a review of their Year 2000 plans and activities. The problem resolution phase will, for each validated risk, determine the method/strategy for alleviating the risk. It may include anything from replacing hardware or software to selecting alternative vendors. This step also includes developing contingency plans.

        We initiated this program earlier in the year and are currently working on the problem validation phase. We expect that we will complete this phase by the end of 1998, at which time we will determine contingency plans. We expect that we will complete the problem resolution phase by the end of the third quarter in 1999. To date, we have determined that some of our internal information technology and non-information technology systems are not Year 2000 compliant. In addition, we have not completed our full assessment of the critical third-party service providers we utilize. This assessment is taking place as part of the current problem validation phase.

        We are actively correcting problems as we identify them. These corrections include replacing hardware and software systems, identifying alternative service providers, and creating contingency plans. We currently estimate that the cost of identified problems will be approximately $100,000 for hardware and software upgrades or modifications. In addition, we estimate that we will incur approximately $400,000 of internal personnel costs to complete the remaining phases of the project. We do not believe that the cost of these actions will have a material adverse affect on our business. We expect that we will be able to resolve any problems we identify in the remaining phases of the project as part of normal operating expenses.

        Any failure of our internal computer systems or of third-party equipment or software we use, or of systems our suppliers use, to be Year 2000 compliant may adversely affect our business. In addition, adverse changes in the purchasing patterns of our potential customers as a result of Year 2000 issues affecting them may adversely affect our business. These expenditures by potential customers may result in reduced funds available to purchase our products, which could adversely effect our business.

                              SELLING STOCKHOLDERS

        The table below sets forth (i) the name of each selling stockholder and his or her position, (ii) the number of shares of common stock owned by each of the selling stockholders as of December 21, 1998, (iii) the number of shares to be sold pursuant to this offering, (iv) the number of shares of common stock to be retained by each selling stockholder if all the shares offered hereby are in fact sold, and (v) the percentage of the outstanding common stock that each selling stockholder will own if all the shares offered hereby are sold. The shares were issued to the selling stockholders under our 1992 Employee Stock Purchase Plan. In addition to the named selling stockholders, certain unnamed non-affiliate stockholders, each of whom holds less than the lesser of 1,000 shares or one percent of the shares issuable under the 1992 Employee Stock Purchase Plan and each of whom may sell up to that amount, may use this prospectus for reoffers and resales.

        The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:


                                                                                                 PERCENTAGE OF
                                                                                                  OUTSTANDING
                                NUMBER OF            NUMBER OF           NUMBER OF SHARES        COMMON STOCK
NAME OF                        SHARES OWNED        SHARES OFFERED           TO BE OWNED           OWNED AFTER
STOCKHOLDER                  BEFORE OFFERING    FOR SALE IN OFFERING      AFTER OFFERING            OFFERING
-----------                  ---------------    --------------------      --------------         -------------
Russell L. Allen                      542               622                      1,164                  *%
Vice President, Corporate
Development and
Strategic Planning

Susan E. Atkins,                    5,739               633                      6,372                  *%
Vice President, Investor
Relations and Corporate
Communications

Howard T. Holden,                   2,657               347                      3,004                  *%
Vice President, Regulatory
Affairs and Compliance

Paul V. Maier,                      8,320               943                      9,263                  *%
Vice President and Chief
Financial Officer


--------------

*       Less than 1%

                              PLAN OF DISTRIBUTION

        We are registering all 29,079 shares of our common stock on behalf of certain selling stockholders, including certain unnamed non-affiliate stockholders who hold less than the lesser of 1,000 shares or one percent of the shares issuable under our 1992 Employee Stock Purchase Plan, and any persons to whom the selling stockholders may transfer those shares by way of gift, donation or pledge after the date of this prospectus. Such persons will also be treated as selling stockholders for purposes of this prospectus. All of the shares were originally issued by us under our 1992 Employee Stock Purchase Plan. We will receive no proceeds from this offering. The selling stockholders may sell the shares from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

        The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following transactions:

                - a block trade in which the broker-dealer engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

                - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

                - an exchange distribution in accordance with the rules of such exchange,

                - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

                - through put or call option transactions relating to the shares, and

                -       in privately negotiated transactions.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

        The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, the broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended (the "1933 Act") in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the 1933 Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, the selling stockholders will be subject to the prospectus delivery requirements of the 1933 Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the 1933 Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered in any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. No underwriter or coordinating broker is acting in connection with the proposed sale of shares by selling stockholders.

        The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "1934 Act"), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the 1934 Act and the associated rules and regulations under the 1934 Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the 1933 Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

                - the name of each such selling stockholder and of the participating broker-dealer(s),

                -       the number of shares involved,

                -       the price at which such shares were sold,

                - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

                - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

                -       other facts material to the transaction.

        In addition, if we are notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus naming that donee or pledgee.

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the 1933 Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        Ligand Pharmaceuticals Incorporated (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

        (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the SEC on March 31, 1998;

        (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998, and September 30, 1998, filed with the SEC on May 15, 1998, August 14, 1998 and November 16, 1998;

        (c) The Registrant's Current Reports on Form 8-K filed with the SEC on August 25, 1998 and September 25, 1998; and

        (d) The description of the Registrant's Common Stock, par value $.001 per share, contained in the Company's Registration Statement on Form 8-A filed with the SEC on November 21, 1994, including any amendments or reports filed to update such description.

        (e) The description of the Registrant's Preferred Shares Rights Agreement contained in the Registrant's registration statement on Form 8-A filed September 30, 1996 and amended by Amendment No. 1 on Form 8-A and Amendment No. 2 on Form 8-A filed on November 10, 1998 and December 24, 1998, respectively, relating to the rights to purchase the Registrant's Series A Participating Preferred Stock, including any amendments or reports filed to update such description.

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

               Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

               Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        (a) Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors of the Registrant under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

        (b) Article VII, Section 1 of the Registrant's Bylaws provides that the Registrant shall indemnify its officers, directors, employees and agents to the full extent permitted by the General Corporation Law of Delaware. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant's request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

        (c) As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article VI, Section (A)2 of the Registrant's Certificate of Incorporation provides that a director of the Registrant shall not be personally liable for monetary damages or breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock purchases or redemptions under
Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived any improper personal benefit.

        (d) Pursuant to authorization provided under the Certificate of Incorporation, the Registrant has entered into indemnification agreements with each of its present and certain of its former directors. The Registrant has also entered into similar agreements with certain of the Registrant's executive officers who are not directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware and California law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification.

        (e) There is directors and officers liability insurance now in effect which insures directors and officers of the Company.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

               Not Applicable.

ITEM 8. EXHIBITS

     Exhibit Number            Exhibit
     --------------            -------
         4.1                   Instruments defining the rights of stockholders.
                               Reference is made to the Registration Statement
                               on Form 8-A, filed on November 21, 1994, the
                               Registration Statement on Form 8-A, filed
                               September 30, 1996, as amended by Amendment
                               No. 1 on Form 8-A and Amendment No. 2 on Form 8-A
                               filed on November 10, 1998 and December 24, 1998,
                               respectively, together with all exhibits thereto,
                               incorporated herein by reference pursuant to
                               Items 3(d) and (e).

         5.1                   Opinion and consent of Brobeck, Phleger &
                               Harrison LLP

         23.1                  Consent of Brobeck, Phleger & Harrison LLP
                               (contained in Exhibit 5.1)

         23.2 Consent of Ernst & Young LLP, independent auditors

         24.1 Power of Attorney. Reference is made to the signature page of this registration statement

         99.1                  1992 Stock Option/Stock Issuance Plan (as amended
                               April 29, 1998)

         99.2                  1992 Employee Stock Purchase Plan (as amended
                               April 29, 1998)


ITEM 9. UNDERTAKINGS

        A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 above or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 30th day of December, 1998.


                                    LIGAND PHARMACEUTICALS INCORPORATED


                                    By: /s/ David E. Robinson
                                        -------------------------------------
                                        David E. Robinson
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

        That the undersigned officers and directors of Ligand Pharmaceuticals Incorporated, a Delaware corporation, do hereby constitute and appoint David E. Robinson and Paul V. Maier, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

               Signature                                    Title                           Date
               ---------                                    -----                           ----
      /s/ David E. Robinson               President, Chief Executive Officer and      December 30, 1998
------------------------------------      Director (Principal Executive Officer)
David E. Robinson

      /s/ Paul V. Maier                   Senior Vice President, Chief Financial      December 30, 1998
------------------------------------      Officer (Principal Financial and
Paul V. Maier                             Accounting Officer)


      /s/ Henry F. Blissenbach            Director                                    December 30, 1998
------------------------------------
Henry F. Blissenbach

      /s/ Alexander D. Cross              Director                                    December 30, 1998
------------------------------------
Alexander D. Cross

      /s/ Victoria R. Fash                Director                                    December 30, 1998
------------------------------------
Victoria R. Fash

      /s/ John Groom                      Director                                    December 30, 1998
------------------------------------
John Groom

      /s/ Irving S. Johnson, Ph.D.        Director                                    December 30, 1998
------------------------------------
Irving S. Johnson, Ph.D.

      /s/ Carl C. Peck                    Director                                    December 30, 1998
------------------------------------
Carl C. Peck

                                  EXHIBIT INDEX


EXHIBIT
 NUMBER                                 DOCUMENT
--------                                --------

  4.1 Instruments defining the rights of stockholders. Reference is made to the Registration Statement on Form 8-A, filed on November 21,
             1994, the Registration Statement on Form 8-A, filed September 30,
             1996, as amended by Amendment No. 1 on Form 8-A and Amendment No. 2 on Form 8-A filed on November 10, 1998 and December 24, 1998, respectively, together with all exhibits thereto, incorporated herein by reference pursuant to Items 3(d) and (e).

  5.1        Opinion and consent of Brobeck, Phleger & Harrison LLP

  23.1       Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit
             5.1)

  23.2       Consent of Ernst & Young LLP, independent auditors

  24.1 Power of Attorney. Reference is made to the signature page of this registration statement

  99.1       1992 Stock Option/Stock Issuance Plan (as amended April 29, 1998)

  99.2       1992 Employee Stock Purchase Plan (as amended April 29, 1998)